As filed with the Securities and Exchange Commission on March 10, 2026

Registration No. 333- 280284

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1
to
Form F-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

Zenvia Inc.

(Exact Name of Registrant as Specified in its Charter)

Not Applicable
(Translation of Registrant's name into English)
The Cayman Islands		98-1598403
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification Number)
Avenida Paulista, 2300, 18th Floor, Suite 182 São Paulo, São Paulo, 01310-300 Brazil +55 (11) 99904-5082
(Address of Principal Executive Offices)

Cogency Global Inc. 122 East 42nd Street, 18th Floor New York, New York 10168 +1 (212) 947-7200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Grenfel S. Calheiros Paulo F. Cardoso Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 +1 (212) 455-2000

Approximate date of commencement of proposed sale to the public: Not applicable.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

EXPLANATORY NOTE REGARDING DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement (as amended, the “Registration Statement”) on Form F-3 (File Number 333-280284) filed by Zenvia Inc., a Cayman Islands exempted company with limited liability (the “Company”), with the U.S. Securities and Exchange Commission (the “SEC”) on June 18, 2024. The Registration Statement was declared effective by the SEC on June 24, 2024. The Registration Statement registered up to US$100,000,000 of any combination of (i) Class A common shares, par value US$0.00005 per share, of the Company (the “Class A Common Shares”), (ii) Debt Securities, (iii) Warrants, (iv) Rights and (v) Units.

On February 25, 2026, the Company announced that it notified The Nasdaq Stock Market LLC (“Nasdaq”) of the Company’s decision to voluntarily delist its Class A Common Shares from the Nasdaq Capital Market. On March 9, 2026, the Company filed a Notification of Removal From Listing and Registration on Form 25 with the SEC to delist the Class A Common Shares from Nasdaq and to deregister the Class A Common Shares under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends to file a Certification and Notice of Termination of Registration on Form 15 with the SEC requesting the termination of registration of its Class A Common Shares, debt securities, warrants, rights and units under Section 12(g) of the Exchange Act and the suspension of the Company’s reporting obligations under Section 15(d) of the Exchange Act. In connection with the Company’s voluntary decision to delist and deregister, the Company has terminated any and all offerings pursuant to the Registration Statement. Accordingly, the filing of this Post-Effective Amendment No. 1 is made pursuant to an undertaking made by the Company in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold or otherwise unissued at the termination of the offering. The Company, by filing this Post-Effective Amendment No. 1, hereby removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form F-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil, on March 10, 2026.

ZENVIA INC.

By:	/s/ Cassio Bobsin
Name:	Cassio Bobsin
Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 in reliance on Rule 478 of the Securities Act of 1933, as amended.